Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the inclusion of our report dated March 29, 2005 with respect to Note B April 8, 2005 on our audit of the financial statements of Enigma Software Group, Inc. for the year December 31, 2004 in Form SB-2 to be filed on or about September 25, 2006.

/s/ Eisner LLP

New York, New York
September 25, 2006